Titan Machinery Inc. Announces Entry into New Amended and Restated Credit Agreement

- New Agreement Lowers Borrowing Costs and Increases Liquidity Position -

WEST FARGO, N.D. - April 6, 2020 -Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, announced today that it has entered into a new five-year Amended and Restated Credit Agreement, maturing April 2025, arranged by Bank of America, with a syndicate of lenders consisting of Bank of America, Wells Fargo Bank, Regions Bank, BBVA USA, AgCountry Farm Credit Services, and Sterling National Bank.
The new Amended and Restated Credit Agreement provides for an aggregate $250 million financing commitment by the lenders, consisting of an aggregate floorplan financing commitment of $185 million and an aggregate working capital commitment of $65 million. The floorplan facility may be used to advance up to 85% of the value of eligible new inventory and up to 75% of the value of eligible used inventory, which compares to the previous floorplan facility that allowed for an advance up to 70% of the value of both new and used eligible inventory. The working capital facility may be used to advance up to 85% of eligible accounts, 75% of the value of eligible rental equipment, 75% of the Company’s eligible parts inventory, and a percentage of other unencumbered assets such as vehicles and real estate. The working capital advance rates are up to 5% higher than the previous facility and can include assets in the borrowing base that were not allowed under the old facility.
The Amended and Restated Credit Agreement does not obligate the Company to maintain financial covenants, except in the event that excess availability is less than 15% of the lower of the borrowing base or the size of the full credit line. If excess availability levels are not met, then the Company is required to maintain a fixed charge coverage ratio of at least 1.10:1.00. These terms are similar to those in the previous credit facility but favorably impacted by the increased advanced rates, which adds to the Company’s excess availability amount.
The interest rate for loans under the credit facility will be equal to LIBOR (subject to a floor of 0.5%) plus an applicable margin based on the Company’s excess availability. The initial applicable margin is 1.5%, resulting in an effective initial interest rate of 2.49%.
Mark Kalvoda, Chief Financial Officer stated, "We believe this Amended and Restated Credit Agreement validates the strength of our overall financial position and provides ample financial flexibility to support our continued long-term profitable growth. The improved terms and rates of the credit facility lowers our borrowing costs by approximately 50 basis points, while simultaneously increasing our liquidity position through enhanced flexibility, allowing us to meet the needs of our business. We are fortunate to have partnered with such a supportive bank group."
About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America and Europe. The network consists of US locations in Arizona, Colorado, Iowa, Minnesota, Montana, Nebraska, North Dakota, South Dakota, Wisconsin and Wyoming and its European stores are located in Bulgaria, Germany, Romania, Serbia and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Forward-looking statements made herein, which include statements regarding growth and profitability expectations financial liquidity expectations, and future borrowing costs, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single equipment supplier, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Other than required by law, Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Managing Partner
646-277-1254